SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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URS CORPORATION

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URS CORPORATION

600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME:	9:30 A.M., Pacific Standard Time, on March 22, 2005

PLACE:	Offices of Cooley Godward LLP One Maritime Plaza, 20th Floor San Francisco, California 94111

ITEMS OF BUSINESS:	(1) To elect directors to serve for the ensuing year and until their successors are elected.

(2) To consider any other matters that may properly come before the Annual Meeting.

RECORD DATE:	Holders of URS common stock of record at the close of business on January 28, 2005 are entitled to vote at the Annual Meeting or any adjournment of the Annual Meeting.

By Order of the Board of Directors

/s/ Kent P. Ainsworth

Kent P. Ainsworth,
Secretary

San Francisco, California
February 18, 2005

Stockholders are cordially invited to attend the Annual Meeting in person. Please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

URS CORPORATION

600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728

PROXY STATEMENT
For Annual Meeting of Stockholders
March 22, 2005

     The enclosed proxy is solicited on behalf of the Board of Directors of URS Corporation (the “Board”), a Delaware corporation, for use at our Annual Meeting of Stockholders to be held on March 22, 2005, at 9:30 A.M., Pacific Standard Time (the “Annual Meeting”), or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California 94111. We intend to mail this proxy statement and accompanying proxy card on or about February 18, 2005, to all stockholders entitled to vote at the Annual Meeting.

About the Annual Meeting

Q: What is the purpose of the Annual Meeting?

A: At the Annual Meeting, stockholders will elect directors to serve for the ensuing year and until their successors are elected.

Q: Who is entitled to vote at the Annual Meeting?

A: Only stockholders of record at the close of business on January 28, 2005, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.

Q: What are the voting rights of the holders of common stock?

A: Each outstanding share of our common stock will be entitled to one vote on each matter considered at the Annual Meeting.

Q: How is a quorum determined?

A: Holders of a majority of the outstanding shares of common stock entitled to vote must be present, in person or by proxy, at the Annual Meeting to achieve the required quorum for the transaction of business. As of the record date, 43,841,438 shares of common stock, representing the same number of votes, were outstanding. Therefore, the presence of the holders of common stock representing at least 21,920,720 votes will be required to establish a quorum.

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately count affirmative and negative votes, abstentions and broker non-votes. Proxies received but marked as abstentions (or refusals to vote) and broker non-votes (or votes from shares held of record in “Street name” as to which the beneficial owners have not provided voting instructions) will be included in the calculation of the number of votes considered to be present at the Annual Meeting. If a quorum is not achieved, holders of the votes present, in person or by proxy, may adjourn the Annual Meeting to another date.

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Q: How do I vote?

A: If you complete and sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares.

Q: Can I revoke my proxy later?

A: Yes. You have the right to revoke your proxy at any time before the Annual Meeting by:

(1)	filing a written notice of revocation with our Corporate Secretary at our principal executive office (600 Montgomery, 26th Floor, San Francisco, California 94111-2728);

(2)	filing a properly executed proxy showing a later date with our Corporate Secretary at our principal executive office (see address immediately above); or

(3)	attending the Annual Meeting and voting in person (attendance at the Annual Meeting will not, by itself, revoke the proxy), although if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Q: How does the Board recommend I vote on the proposal?

A: Our Board recommends a vote FOR each of the nominees for director.

Q: What is required to approve the proposal?

A: Once a quorum has been established, directors are elected by a plurality of the votes cast by holders of shares entitled to vote at the Annual Meeting. This means that the individuals who receive the largest number of votes are selected as directors up to the maximum number of directors to be elected at the Annual Meeting.

Q: What happens if I abstain from voting or my broker submits a non-vote?

A: We will count proxies marked “abstain” as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of the proposal, the shares represented by these proxies will not be treated as affirmative votes. In other words, abstentions are treated as votes cast against the proposal. While broker non-votes are similarly counted as shares present for the purpose of determining the presence of a quorum, the shares represented by these proxies are generally not counted for any purpose in determining whether a proposal has been approved.

Q: How will my shares be voted if I return a blank proxy card?

A: If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy as a vote FOR each of the director nominees named in this proxy statement.

Q: How will voting on any other business be conducted?

A: Although we do not know of any business to be conducted at the Annual Meeting other than the proposal described in this proxy statement, if any other business comes before the Annual Meeting, your signed proxy card gives authority to the proxyholders, Kent P. Ainsworth and Joseph Masters, to vote on those matters at their discretion.

Q: Who will bear the costs of this solicitation?

A: We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation

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materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by our directors, officers or other regular employees.

Q: How can I find out the results of the voting at the Annual Meeting?

A: Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the first quarter of fiscal year 2005.

Q: When are stockholder proposals due for next year’s annual meeting?

A: The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2006 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the “SEC”) is October 21, 2005. Unless a stockholder who wishes to bring a matter before the stockholders at our 2006 Annual Meeting of Stockholders notifies us of that matter prior to December 18, 2005, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter. You should also review our By-laws, which contain additional requirements about advance notice of stockholder proposals, and the section, “Director Nominees,” in this proxy statement.

Additional Information

Householding of Proxy Materials

In certain cases, a single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to our Corporate Secretary at our principal executive office (600 Montgomery, 26th Floor, San Francisco, California 94111-2728) or contact Carol Brummerstedt at (415) 774-2766. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their brokers.

Annual Report and Available Information

Our annual report to stockholders and our annual report on Form 10-K/A for the fiscal year ended October 31, 2004 accompanyies this proxy statement but do not constitute a part of the proxy soliciting materials. A copy of our annual report on Form 10-K/A for the fiscal year ended October 31, 2004, including financial statements but without exhibits, is available without charge to any person whose vote is solicited by this proxy upon written request to our Corporate Secretary at our principal executive office(600 Montgomery Street, San Francisco, California 94111-2728). Copies also may also be obtained without charge through our Web site at www.urscorp.com and the SEC’s Web site at www.sec.gov.

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Proposal 1

Election Of Directors

     The current terms of office of all of our directors expire at the Annual Meeting. The Board proposes the re-election of the following nominees, all of whom are currently serving as directors, for a new term of one year and until their successors are duly elected and qualified. Richard B. Madden, a current independent member of our Board, is not standing for re-election. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares cast for that nominee will be voted for the election of a substitute nominee proposed by the Board.

Principal Occupation,
Nominee and Current	Business Experience,
Committee Service	Other Directorships Held and Age
H. Jesse Arnelle	Mr. Arnelle has served as one of our directors since January 2004. Mr. Arnelle has served as Of Counsel to the law firm of Womble, Carlyle, Sandridge and Rice since 1997; as a director of Armstrong World Industries, Inc. since 1995; as a director of FPL Group, Inc. (formerly Florida Power & Light) since 1990; as a director of Metropolitan Life Series Fund since 2002; and as a director of Textron Corporation since 1993. Mr. Arnelle served as senior partner to the law firm Arnelle & Hastie, San Francisco, which later became Arnelle, Hastie, McGee, Willis and Green, with which he was associated until his retirement in 1997; as a director of Eastman Chemical Co., Inc.; as a director of Gannett Company; as a director of Union Pacific and Resources, Inc.; as a director of Wells Fargo and Company; and as a director of Waste Management, Inc. He is 71 years old.

Betsy J. Bernard	Ms. Bernard has served as one of our directors since August 2004. Ms. Bernard has served as a director of Principal Financial Group, Inc. since 2001; as a director of United Technologies Corporation since 2003; and as a director of BearingPoint, Inc. since 2004. Ms. Bernard served as President of AT&T Corporation from 2002 to 2003; as President and Chief Executive Officer of AT&T Consumer from 2001 to 2002; as Executive Vice President — National Mass Markets for Qwest Communications International from 2000 to 2001; and as Executive Vice President — Retail Markets for US West from 1998 to 2000. She is 49 years old.

Richard C. Blum	Mr. Blum has served as Vice Chairman of the Board since 1975. Mr. Blum has served as Chairman and President of Richard C. Blum & Associates, Inc., the sole general partner of Blum Capital Partners, L.P., a long-term strategic equity investment firm that acts as general partner for various partnerships and provides investment advisory services, since 1975; as a director of Northwest Airlines Corporation since 1989; as a director of CB Richard Ellis Group, Inc. since 1993 and its Chairman of the Board of Directors since 2001; as the Co-Chairman of Newbridge Capital, L.L.C. since 1997; and as a director of Glenborough Realty Trust, Inc. since 1998. He is 69 years old.

Armen Der Marderosian (Audit and Board Affairs Committees)	Mr. Der Marderosian has served as one of our directors since 1994. Mr. Der Marderosian served as President and Chief Executive Officer of GTE Government Systems Corporation from 1995 to 1999 and as Executive Vice President, Technology and Systems, at GTE Corporation from 1998 to 1999. Mr. Der Marderosian served as Senior Vice President of GTE Corporation from 1995 to 1997. He is 67 years old.

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Principal Occupation,
Nominee and Current	Business Experience,
Committee Service	Other Directorships Held and Age
Mickey P. Foret (Audit Committee)	Mr. Foret has served as one of our directors since March 2003. Mr. Foret retired in 2002 as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc. and Chairman and Chief Executive Officer of Northwest Airlines Cargo, Inc. Mr. Foret previously served as President and Chief Operating Officer of Atlas Air Cargo, Inc. and as President and Chief Operating Officer and in other management positions at Continental Airlines, Inc. and affiliated companies from 1974 to 1990. Mr. Foret has served as a director for ADC Telecommunications, Inc.; as a director of MAIR Holdings, Inc.; as a director of First American Funds; as a director of Champion Airlines, Inc., a privately held company; as a director of Atlas Air Cargo, Inc.; as a director of Continental Airlines, Inc.; as a director of Eastern Airlines, Inc.; as a director of System One, Inc.; Worldspan L.P. and as a director of NorAm Energy Corp. He is 59 years old.

Martin M. Koffel	Mr. Koffel has served as our Chairman of the Board, Chief Executive Officer, President and as one of our directors since 1989. He is 65 years old.

General Joseph W. Ralston, USAF (Ret.) (Board Affairs Committee)	General Ralston has served as one of our directors since October 2003. General Ralston has served as Vice Chairman of The Cohen Group since 2003; as a director of Lockheed Martin since 2003; and as a director of The Timken Company since 2003. General Ralston’s military career began in 1965 and concluded in 2003 when he retired from active duty. General Ralston’s military career was highlighted by his service as Vice Chairman of the Joint Chiefs of Staff in Washington, D.C. from 1996 to 2000 and Commander, U.S. European Command and Supreme Allied Commander Europe, NATO from 2000 to 2003. He is 61 years old.

John D. Roach (Audit and Compensation Committees)	Mr. Roach has served as one of our directors since February 2003. Mr. Roach has served as Chairman of the Board and Chief Executive Officer of Stonegate International since 1997; as Chairman of the Board of Unidare US Inc. since 2002; as a director of the PMI Group, Inc. since 1997; as a director of Kaiser Aluminum Corporation and its subsidiary Kaiser Aluminum & Chemical Corporation since 2002; and as a director of Material Sciences Corporation since March 2003. Mr. Roach served as Chairman of the Board, President and Chief Executive Officer of Builders FirstSource, Inc. from 1998 to 2001 and as a director of The Washington Group (formerly Morrison-Knudsen) from 1997 to 2002. He is 61 years old.

William D. Walsh (Audit, Board Affairs and Compensation Committees)	Mr. Walsh has served as one of our directors since 1988. Mr. Walsh has served as Chairman of Sequoia Associates LLC, a private investment firm, since 1982; as Chairman of the Board of Consolidated Freightways Corporation since 1996; as a director of Unova, Inc. since 1997; as Chairman of the Board of Creativity, Inc. since 1998; and as Chairman of the Board of Ameriscape since 2000. Mr. Walsh served as Chairman of the Board of Clayton Group, Inc. from 1996 to 2002; as a director of Ameriscape, Inc. from 1999 to 2000; as a director of Crown Vantage, Inc. from 1996 to 2000; and as Chairman of the Board of Newell Manufacturing Corporation from 1988 to 2000. He is 74 years old.

The Board Of Directors Recommends
A Vote In Favor Of Each of these Nominees.

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Required Vote

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, FOR the election of the nominees.

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Information About the Board of Directors

Board Purpose and Structure

The Board establishes and manages our broad company policies.

Board Meetings and Attendance

During fiscal year 2004, the Board held four meetings. Each director attended at least 75% of the aggregate of: (1) the total number of meetings of the Board (held during the period for which he or she served as a director); and (2) the total number of meetings of all the committees authorized by the Board on which he or she served (held during the period that he or she served as a committee member). Our non-management directors met in executive session three times during fiscal year 2004.

It is our policy to invite the members of the Board to attend our annual stockholders’ meeting. All members of the Board attended last year’s annual stockholders’ meeting.

Board Committees

The Board has standing Audit, Board Affairs and Compensation Committees. Until January 2004, the Board also had a Non-Officer Option Committee.

The Audit Committee currently is comprised of four non-employee directors, Mr. Der Marderosian (Chairman), Mr. Foret, Mr. Roach and Mr. Walsh, and met seven times during fiscal year 2004. A copy of the Audit Committee Charter is available on our Web site at www.urscorp.com. The primary responsibilities of the Audit Committee include the following:

•	Reviewing annual and interim financial reports, earnings releases and other financial information and earnings guidance;

•	Reviewing internal audit’s and the independent registered public accounting firm’s (our “independent auditors”) responsibilities for detecting fraud and regulatory noncompliance;

•	Reviewing the audit plan of internal audit and the independent auditors;

•	Reviewing other financial reports, risk assessment, changes in accounting principles, conflicts with the independent auditors and other regulatory or legal matters;

•	Preparing proxy statement reports; and

•	Establishing procedures for the receipt, retention and treatment of employee complaints.

The Board has determined that all members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. In addition, the Board has determined that Mr. Der Marderosian and Mr. Foret are qualified as audit committee financial experts within the meaning of SEC regulations and have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

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The Board Affairs Committee currently is comprised of four non-employee directors, Mr. Walsh (Chairman), Mr. Der Marderosian, Mr. Madden and General Ralston, and met four times during fiscal year 2004. Mr. Madden is not standing for re-election at the Annual Meeting and will not serve on the Board Affairs Committee after the date of the Annual Meeting. A copy of the Board Affairs Committee Charter is available on our Web site at www.urscorp.com. The primary responsibilities of the Board Affairs Committee include the following:

•	Identifying, reviewing and recommending director candidates to serve on the Board and its Committees;

•	Reviewing director education and orientation programs;

•	Reviewing the compensation paid to non-employee directors; and

•	Reviewing our Corporate Governance Guidelines.

The Board has determined that all members of the Board Affairs Committee are independent within the meaning of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines.

The Compensation Committee currently is comprised of three non-employee directors, Mr. Madden (Chairman), Mr. Roach and Mr. Walsh, and met four times during fiscal year 2004. Mr. Madden is not standing for re-election at the Annual Meeting and will not serve on the Compensation Committee after the date of the Annual Meeting. A copy of the Compensation Committee Charter is available on our Web site at www.urscorp.com. The primary responsibilities of the Compensation Committee include the following:

•	Overall compensation strategy affecting our Chief Executive Officer and other executive officers;

•	Assessing the performance of senior management;

•	Administering our incentive, executive compensation and benefits plans;

•	Succession planning for executive officers; and

•	Preparing proxy statement reports.

The Board has determined that all members of the Compensation Committee are independent within the meaning of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines.

The Non-Officer Option Committee consisted solely of Mr. Koffel. The Non-Officer Option Committee, established in July 2000, acted by written consent to approve grants of stock options to non-executive employees under the terms of the 1999 Equity Incentive Plan (adopted by the Board and approved by stockholders in 1999) (the “1999 Incentive Plan”) subject to numerical limits and other parameters established by the Board from time to time. In January 2004, the Board determined that all grants under the 1999 Incentive Plan should be approved under the authority of the Compensation Committee, which is comprised solely of independent directors, and accordingly the Non-Officer Option Committee was terminated.

Director Independence

Our Corporate Governance Guidelines contain standards for determining director independence that meet or exceed the new listing standards adopted by the

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SEC and the New York Stock Exchange. The full text of the Corporate Governance Guidelines is available on our Web site at www.urscorp.com. In addition, a copy of the Corporate Governance Guidelines is available upon written request to our Corporate Secretary at our principal executive office (600 Montgomery, 26th Floor, San Francisco, California 94111-2728).

Pursuant to our Corporate Governance Guidelines, the Board Affairs Committee and the Board undertook its annual review of director independence in January 2005. During this review, the Board Affairs Committee and the Board considered transactions and relationships between each director or any member of his or her immediate family, and URS and our subsidiaries and affiliates. The Board Affairs Committee and the Board also examined transactions and relationships between directors or their affiliates, and members of our senior management and their affiliates. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any of these relationships or transactions were inconsistent with a determination that a director is independent.

Based on this review, the Board Affairs Committee and the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent of us and our management under the standards set forth in the Corporate Governance Guidelines and internal policies, with the exception of Mr. Koffel and Mr. Blum. Mr. Koffel is considered an inside director because he is one of our senior executives. Mr. Blum is considered a non-independent outside director because of the various relationships between Blum Capital Partners, L.P, and URS.

Presiding Director of Board Meetings in Executive Session

Pursuant to our Corporate Governance Guidelines, our independent directors meet in executive session without the presence of management at least annually. The Chairman of either the Audit, Board Affairs or Compensation Committees, as designated from time to time by the other independent directors, serves as the Chairman of these executive sessions. In fiscal 2004, the Chairman of the three executive sessions was Mr. Walsh.

Director Nominees

Our Board Affairs Committee has a policy of considering candidates for membership to the Board that are nominated by stockholders in the same manner as candidates recommended by members of the Board or senior management.

Any stockholder wishing to nominate a director candidate should submit in writing the candidate’s name, biographical information and business qualifications to William D. Walsh, Chairman of the Board Affairs Committee, URS Corporation, 600 Montgomery Street, 26th Floor, San Francisco, CA 94111-2728. In accordance with the Board Affairs Committee Charter, a qualified candidate must possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment and have the ability to work effectively with other members of the Board and provide the skills and expertise appropriate to best serve the long-term financial interests of our stockholders. All qualified submissions are reviewed by our Board Affairs Committee at the next appropriate meeting. If a stockholder wishes the Board Affairs Committee to consider a director candidate for nomination at our next annual meeting, then our By-laws require that written recommendations be received by us no sooner than 120 and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting.

During fiscal year 2004, the Board Affairs Committee engaged Boyden International to assist with the identification and evaluation of director

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candidates, including the identification and evaluation of Betsy J. Bernard.

Our Board Affairs Committee has not received a candidate recommendation from any stockholder (or group of stockholders) that beneficially owns more than five percent of our voting common stock.

Stockholder Communications with the Board

Stockholders may communicate directly with any of our senior managers, the members of our Board or any Chairman of a Board Committee by writing directly to those individuals at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA 94111-2728). Stockholder communications related to director candidate recommendations should be directed to the Chairman of the Board Affairs Committee, Mr. Walsh. In addition, if our stockholders or employees have any concerns related to our financial or accounting practices, we encourage communicating those concerns directly to the Chairman of the Audit Committee, Mr. Der Marderosian.

Code of Business Conduct and Ethics

All of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and directors are required by our Code of Business Conduct and Ethics to conduct our business in the highest legal and ethical manner. The full text of our Code of Business Conduct and Ethics is available on our Web site at www.urscorp.com. We intend to post amendments to or waivers from the Code of Business Conduct and Ethics as required by applicable rules on our Web site.

Our employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

Compensation of Directors

Our non-employee directors received the following compensation for their Board service during fiscal year 2004:

Quarterly Retainer

$6,250 payable on the first business day of each quarter that a director is serving on the Board for an aggregate of $25,000 on an annual basis.

Board Attendance Fees

$2,000 for each Board meeting attended in person and $750 for each Board meeting attended by telephone.

Non-Committee Chairmen Fees

$1,500 for each Committee meeting attended in person and $750 for each Committee meeting attended by telephone.

Committee Chairman Fees

$4,000 for the Chairman of the Audit Committee for each meeting chaired in person and $750 for each meeting chaired by telephone.

$3,000 for the Chairmen of the Board Affairs and Compensation Committees for each meeting chaired in person and $750 for each meeting chaired by telephone.

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Quarterly Stock Award

Each non-employee director serving on the Board on the last day of each fiscal quarter received a stock award under the 1999 Incentive Plan consisting of the number of shares of our common stock equal to $8,750 divided by the fair market value of our common stock on the last trading day of the fiscal quarter, rounded down to the nearest whole share. The stock grants vested immediately upon grant.

Deferred Stock Award

Each non-employee director serving on the Board on the last day of each fiscal quarter received a deferred stock award under the 1999 Incentive Plan consisting of a number of notional shares equal to $8,750 divided by the fair market value of our common stock on the last trading day of the fiscal quarter, rounded down to the nearest whole share. The deferred stock awards vested immediately upon grant. However, the notional number of shares attributed to deferred stock awards are not immediately issued to the non-employee director and instead accumulate in a bookkeeping account for each non-employee director and will be issued at the time that the non-employee director terminates his or her service on the Board.

Medical Benefit Plan

Non-employee directors who were elected prior to December 17, 1996 are entitled to participate, at our expense, in our medical benefit plan. Based upon the costs of the premiums we pay, the annualized monetary value of this benefit for one participating non-employee director in fiscal year 2004 was approximately $5,233.

Consulting Fees

We also maintain a policy whereby non-employee directors may be engaged on an as-needed basis from time to time as consultants for special projects at the rate of up to $3,000 per day (plus reasonable expenses) upon the recommendation of the Chairman of the Board or any officer designated by the Chairman of the Board. No consulting fees were paid to non-employee directors during fiscal year 2004. If any of these consulting fees are paid in the future to a non-employee director, the Board will determine whether the special projects impact the independence of the non-employee director.

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Report of the Audit Committee for Fiscal year 20041

Audit Committee Report

The Audit Committee has responsibility, under delegated authority from the Board, for providing independent, objective oversight of our accounting functions and internal controls. The Audit Committee is composed of independent directors and acts under a written charter adopted and approved by the Board on July 15, 2003. A copy of the Audit Committee Charter is available on our Web site at www.urscorp.com. Each member of the Audit Committee is “independent” as defined by our Corporate Governance Guidelines and the rules of the New York Stock Exchange. The Board has determined that Mr. Der Marderosian and Mr. Foret are financial experts as defined by the rules of the SEC. The Audit Committee held seven meetings during fiscal year 2004.

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Our independent registered public accounting firm, PricewaterhouseCoopers LLP (our “independent auditor”) is responsible for performing an independent audit of our financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting standards. In fulfilling its oversight responsibilities, the Audit Committee:

•	reviewed and discussed with management our audited financial statements included in the 2004 Annual Report to Stockholders, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the adequacy and clarity of disclosures in the financial statements;

•	reviewed with the independent auditors their judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as the independent auditors are required to discuss with the Audit Committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61, “Communications with Audit Committees;”

•	received from the independent auditors the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and discussed with the independent auditors their independence;

•	discussed with our independent and internal auditors the overall scope and plans for their respective audits;

•	met with our independent and internal auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting; and

•	considered whether the provision by the independent auditors of non-audit services is compatible with maintaining the independence of the auditors.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be approved and

[1]The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

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included in our Annual Report on Form 10-K for the year ended October 31, 2004 filed with the SEC, and the Board approved the foregoing.

Respectfully Submitted,

THE AUDIT COMMITTEE

Armen Der Marderosian, Chairman
Mickey P. Foret
John D. Roach
William D. Walsh

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Information About Our Independent Auditors

Independent Auditors

The Audit Committee has selected and retained PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2005. PricewaterhouseCoopers LLP has audited our financial statements since 1988.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to any appropriate questions.

Independent Auditors’ Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our financial statements for the fiscal years ended October 31, 2004 and 2003, and fees for other services rendered by PricewaterhouseCoopers LLP during these periods.

	Fiscal Year 2004	Fiscal Year 2003
Audit Fees	$2,951,673	$1,921,241

Audit-related Fees	824,781	809,536

Tax Fees	18,520	0

All Other Fees	19,074	0

Audit Services Fees. Audit services fees include fees for services rendered in connection with the annual audit of our consolidated financial statements. This category also includes fees for audits provided in connection with statutory and regulatory filings and engagements or services that generally only the independent auditor reasonably can provide to a client.

Audit-Related Fees. Audit-related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category may include fees related to mergers and acquisitions consultation, consultations regarding generally accepted accounting principles, reviews and evaluations of the impact of new regulatory pronouncements, general assistance with implementation of the new SEC and Sarbanes-Oxley Act of 2002 requirements and audit services not required by statute or regulation. Audit-related fees also include audits of pension and other employee benefit plans, as well as the review of information systems and general internal controls unrelated to the audit of the financial statements.

Tax Fees. Tax fees primarily include fees associated with tax compliance and tax consultation services.

All Other Fees. All other fees primarily include fees associated with risk management advisory services, treasury advisory services, assisting in internal investigations and assisting management in analyzing the design or procedures regarding our internal control structure.

Audit Committee Disclosure

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of those services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

14.

Policy on Audit Committee Pre-Approval

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditors.

On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee also has delegated the ability to pre-approve audit and permitted non-audit services to the Chairman of the Audit Committee, Mr. Der Marderosian, provided that any pre-approvals by the Chairman are reported on at a subsequent Audit Committee meeting.

15.

Security Ownership Of

Certain Beneficial Owners And Management

The following table sets forth certain information regarding the ownership of our common stock as of January 28, 2005 by: (1) each director and nominee for director; (2) each of the senior executives listed on the Summary Compensation Table (the “Named Executives”); (3) all of our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our common stock. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

		Common Stock Beneficially Owned (1)
Beneficial Owner		Number	Percentage (2)
AXA Financial, Inc.		3,041,495	6.94%
1345 Avenue of the Americas
New York, New York 10104

Barclays Global Investors		2,519,628	5.75%
45 Fremont Street, 33rd Floor
San Francisco, CA 94105

Richard C. Blum		4,900,392	11.18%

Blum Capital Partners, L.P.
909 Montgomery Street, Suite 400	(3)	4,780,907	10.91%
San Francisco, CA 94133

Dimensional Fund Advisors, Inc.		2,759,512	6.30%
1299 Ocean Avenue
Santa Monica, CA 90401

FMR Corp.		6,524,841	14.89%
82 Devonshire Street
Boston, MA 02109-3614

Kent P. Ainsworth (4)		373,508	*
H. Jesse Arnelle (5)		3,250	*
Betsy J. Bernard (6)		1,204	*
Armen Der Marderosian (7)		22,001	*
Mickey P. Foret (8)		4,992	*
Gary V. Jandegian (9)		95,455	*
Martin M. Koffel (10)		1,152,508	2.58%
Richard B. Madden (11)		29,001	*
George R. Melton (12)		8,415	*
General Joseph W. Ralston, USAF (Ret.) (13)		4,364	*
John D. Roach (14)		30,539	*
William D. Walsh (15)		95,501	*
All officers and directors as a group (17 persons)(16)		6,886,952	15.27%

*	Less than one percent.

16.

(1)	As of January 28, 2005, there were 43,841,438 shares of our common stock outstanding.

(2)	Percentages are calculated with respect to a holder of options exercisable on or prior to March 29, 2005, as if such holder had exercised its options. Option shares held by other holders are not included in the percentage calculation with respect to any other stockholder.

(3)	The number of shares for Richard C. Blum includes 107,423 shares held directly, 2,454 shares held as beneficiary of the RCB Keogh Plan, 7,983 shares underlying stock options, that are exercisable on or prior to March 29, 2005 and 1,625 shares granted pursuant to deferred stock awards. The number also includes 4,780,907 shares beneficially owned by Blum Capital Partners, L.P. as described immediately below, of which shares Mr. Blum disclaims beneficial ownership, except to the extent of any pecuniary interest therein.

The number of shares beneficially owned by Blum Capital Partners, L.P. includes 243 shares owned directly by Blum Capital Partners, L.P. and 659,613 shares owned directly by four limited partnerships for which Blum Capital Partners, L.P. serves as the general partner and one investment advisory client for which Blum Capital Partners, L.P. serves as investment advisor with voting and investment discretion. These shares may be deemed to be owned indirectly by the following parties: (a) Blum Capital Partners, L.P.; (b) Richard C. Blum & Associates, Inc., the sole general partner of Blum Capital Partners, L.P.; and (c) as indicated in the preceding paragraph, Richard C. Blum, our vice chairman and a significant stockholder and Chairman of Richard C. Blum and Associates, Inc. Blum Capital Partners, L.P., Richard C. Blum & Associates, Inc. and Mr. Blum disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

The number also includes 4,121,051 shares owned directly by Blum Strategic Partners, L.P. These shares may be deemed to be owned indirectly by Blum Strategic GP, L.L.C., the general partner of Blum Strategic Partners, L.P. and by Mr. Blum, a managing member of Blum Strategic GP, L.L.C. Both Blum Strategic GP, L.L.C. and Mr. Blum disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(4)	Includes 284,133 shares underlying stock options that are exercisable on or before March 29, 2005.

(5)	Includes 1,625 shares granted pursuant to deferred stock awards.

(6)	Includes 602 shares granted pursuant to deferred stock awards.

(7)	Includes 5,983 shares underlying stock options that are exercisable on or before March 29, 2005 and includes 1,625 shares granted pursuant to deferred stock awards.

(8)	Includes 1,625 shares granted pursuant to deferred stock awards.

(9)	Includes 62,834 shares underlying stock options that are exercisable on or before March 29, 2005.

(10)	Includes 815,000 shares underlying stock options that are exercisable on or before March 29, 2005.

(11)	Includes 7,983 shares underlying stock options that are exercisable on or before March 29, 2005 and 1,625 shares granted pursuant to deferred stock awards.

(12)	Mr. Melton resigned from the Company effective November 19, 2004.

(13)	Includes 1,625 shares granted pursuant to deferred stock awards.

(14)	Includes 2,183 shares underlying stock options that are exercisable on or before March 29, 2005 and includes 1,625 shares granted pursuant to deferred stock awards.

17.

(15)	Includes 5,983 shares underlying stock options that are exercisable on or before March 29, 2005 and 1,625 shares granted pursuant to deferred stock awards.

(16)	Includes 1,279,584 shares underlying stock options that are exercisable on or before March 29, 2005 and 13,602 shares granted pursuant to deferred stock awards. Also includes shares beneficially owned by Blum Capital Partners, L.P. as described in footnote (3) above, of which shares Mr. Blum disclaims beneficial ownership, except to the extent of any pecuniary interest therein.

18.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended October 31, 2004, all executive officers, directors and greater than 10% beneficial owners were in compliance with applicable Section 16(a) filing requirements, except that one report, covering one transaction, was filed late by each of Mr. Jandegian and Ms. Sullivan.

19.

Report Of The Compensation Committee On Executive Compensation
for Fiscal year 20041

Committee Purpose

The Compensation Committee has the responsibility, under delegated authority from the Board, for developing, administering and monitoring our executive compensation in the long-term interests of URS and our stockholders. Each member of the Compensation Committee is “independent” as defined by our Corporate Governance Guidelines and the rules of the New York Stock Exchange. In fulfilling its responsibilities, the Compensation Committee has used the services of independent compensation consultants.

With the approval of the Compensation Committee, we have developed compensation plans and programs designed to attract and retain qualified key executives and senior managers critical to our success, and also to provide these executives and managers with performance-based incentives clearly tied to our profitability and stockholder returns. Compensation of our executives, including the Chief Executive Officer, consists of three basic components: base compensation, annual bonuses and long-term incentive awards.

Base Compensation

Officer base salaries are reviewed regularly and adjusted as needed based on individual performance and competitive practices. Base compensation for new executives hired from outside URS is established through negotiations between us and the executive at the time the executive is first hired.

Each of our senior executives named in the Summary Compensation Table (the “Named Executives”) has an employment agreement with us that provides for a minimum base salary and other compensation benefits (see “Employment Agreements”). Under these agreements, base salaries are subject to periodic review and possible increase by the Compensation Committee, but cannot be decreased without the Named Executive’s consent. Selected other senior executives have similar employment agreements with us. Base salaries of other executives and senior managers are subject to periodic review and are increased or decreased by the Chief Executive Officer, at his discretion, within the overall framework of the compensation policies established by the Compensation Committee.

When establishing or reviewing base compensation levels for the Named Executives, the Compensation Committee considers numerous factors, including but not limited to the following:

•	the qualifications of the executive;

•	whether the base compensation is within a reasonable range of executive pay levels at other publicly and privately held companies that potentially compete with us for business and executive talent;

•	the financial performance of those companies relative to ours;

•	the strategic goals for which the executive has responsibility; and

•	the recommendations of the Chief Executive Officer (except with respect to his own base compensation).

[1] The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

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The companies whose compensation levels and practices are considered by the Compensation Committee for comparison are not necessarily those identified in the Performance Measurement Comparison below since we compete for executive talent with numerous companies besides those mentioned in the Performance Measurement Comparison.

Annual Bonus Program

In addition to base compensation, most of our executives and selected senior managers, including the Named Executives, other than Mr. Rosenstein, participate in our Incentive Compensation Plan (the “Bonus Plan”). Under the Bonus Plan, participating executives and senior managers (“Designated Participants”) are eligible to earn annual bonuses based on formulas tied to certain predefined financial performance targets that are established annually by the Compensation Committee. Each Designated Participant is assigned a “Target Bonus” at the beginning of the year, expressed as a percentage of his or her base salary. If the financial performance targets are met, each Designated Participant’s bonus is equal to the Target Bonus. If performance targets are not met, bonuses are determined as a declining percentage of Target Bonuses depending on the extent of the shortfall. No bonus is paid under the Bonus Plan if a Designated Participant fails to achieve predefined minimum performance levels. Conversely, if performance targets are exceeded, then each Designated Participant can earn a bonus in excess of the Target Bonus determined as an increasing percentage of the Target Bonus depending on the extent of the performance in excess of the target, up to a maximum of two times the Target Bonus.

Mr. Koffel’s Target Bonus currently is established by contract at 120% of his base salary. Target Bonuses for the other Named Executives eligible to participate in the Bonus Plan are established by either the Named Executive’s employment agreement or the Compensation Committee. Target Bonuses for most other Designated Participants are established annually by the Chief Executive Officer within the overall framework of the compensation policies established by the Compensation Committee. For the Named Executives eligible to participate in the Bonus Plan, Target Bonuses currently range from 75% to 120% of base salary. Mr. Rosenstein no longer participates in the Bonus Plan.

Financial performance targets under the Bonus Plan are developed initially by the Chief Executive Officer and are approved by the Compensation Committee. For fiscal year 2004, our fiscal year net income before dividends was the sole financial measurement used to gauge individual performance for Mr. Koffel and Mr. Ainsworth and operating profit contribution from their respective divisions was an additional financial measurement for Mr. Jandegian and Mr. Melton. For other Designated Participants, measurements of operating profit contribution, cash flows and new sales are applied to the financial performance of the operating division or unit for which the Designated Participant has management responsibility. However, increasing emphasis is placed on company-wide financial performance as the Designated Participants’ responsibilities increase. At all participation levels, overall financial performance thresholds must be met before any bonuses can be earned.

At the end of fiscal year 2004, the performance targets were adjusted by the Compensation Committee to reflect the net impact of the charges arising from the note redemptions effected during our third quarter. The Compensation Committee determined that these adjustments were justified because, while the note redemptions and the resulting accounting impact had not been

21.

contemplated when the performance targets initially were established, the note redemptions benefited our long-term interests and those of our stockholders by reducing our debt and leverage ratios, leading the Compensation Committee to conclude that Bonus Plan participants should not be penalized as a consequence of these beneficial transactions. With the resulting adjustments to the performance targets, the Compensation Committee determined for fiscal year 2004 that Designated Participants in the corporate group, including Mr. Koffel and Mr. Ainsworth, had earned bonuses equal to 100% of their Target Bonuses, that Designated Participants in the URS Division, including Mr. Jandegian, had earned bonuses equal to an average of 40% of their Target Bonuses, and that Designated Participants in the EG&G Division, including Mr. Melton, had earned bonuses equal to an average of 147% of their Target Bonuses, based on the financial results achieved by the corporate group and the respective divisions.

Long-Term Incentive Awards

We adopted our 1999 Incentive Plan to provide executives and other key employees with equity-based incentives. Awards under the 1999 Incentive Plan can take the form of stock options, performance restricted stock, restricted stock units or restricted stock, all of which are designed both to encourage recipients to focus on critical long-range objectives and to award recipients with an equity stake in URS.

Recipients generally fall into five different groups: corporate management, division managers, office managers, key technical staff and key administrative staff, and the size of awards are generally consistent within each of these groups. The Compensation Committee periodically considers whether and when to approve specific awards under the 1999 Incentive Plan based on the recommendations of the Chief Executive Officer (except with respect to his own awards). Factors considered include the executive’s or key employee’s position with us, his or her performance and responsibilities and the long-term incentive award levels of comparable executives and key employees at companies that compete with us for executive and managerial talent. The 1999 Incentive Plan does not, however, provide any formulaic method for weighing these factors. Finally, the Compensation Committee considers the potential dilution of outstanding common stock from options granted under the 1999 Incentive Plan in comparison to other publicly traded companies that potentially compete with us for business and executive talent.

Chief Executive Officer Compensation

During fiscal year 2004, Mr. Koffel earned a base salary of $900,000 and 100% of his Target Bonus, based on the adjusted performance targets noted above. On January 27, 2005, the Compensation Committee approved an increase in Mr. Koffel’s base salary to $950,000, retroactive to January 1, 2005, and an increase in his Target Bonus to 120%. Mr. Koffel also continues to participate in the supplemental executive retirement plan described below (see “Employment Agreements”).

During fiscal year 2004, the Compensation Committee approved long-term incentive compensation for Mr. Koffel under the 1999 Plan in the form of restricted stock awards for an aggregate of 75,000 shares and restricted stock unit awards consisting of the right to receive an aggregate of 50,000 shares following his retirement. The Compensation Committee authorized these awards in order to recognize Mr. Koffel’s significant contributions to our growth and success during the previous decade and to incentivize him to continue to increase stockholder value.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code precludes the deduction by a publicly held corporation for compensation paid to certain employees to the extent that such

22.

compensation exceeds $1,000,000, except for compensation paid under a written binding contract in existence on February 17, 1993, and performance-based compensation. The Internal Revenue Service has issued regulations for Section 162(m) which provide that performance-based compensation will not be subject to the deduction limit if:

•	it is payable solely on account of the attainment of pre-established, objective performance goals;

•	the performance goals are established by a compensation committee comprised solely of two or more “outside directors;”

•	the material terms of the performance goals under which the compensation is to be paid are disclosed to and approved by stockholders before payment; and

•	the compensation committee certifies that the performance goals have been satisfied before payment.

Because of our significant growth and the concomitant increase in the levels of executive compensation for the Chief Executive Officer and the other Named Executives described above, the Board approved the Compensation Committee’s recommendation that the material terms of the Bonus Plan be submitted to our stockholders for re-approval at the 2003 Annual Meeting as our stockholders previously approved the material terms of the Bonus Plan at the 1999 Annual Meeting. Our stockholders re-approved the material terms of the Bonus Plan at the 2003 Annual Meeting, so bonuses paid to Participants under the Bonus Plan can continue to qualify as performance-based compensation for purposes of Section 162(m). However, due to the year-end adjustments to the pre-established performance targets approved by the Compensation Committee for fiscal year 2004 for the reasons noted above, the 2004 bonuses do not qualify as performance-based compensation under Section 162(m).

The Compensation Committee will continue to consider ways to maximize the deductibility of executive compensation while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at other companies.

Respectfully Submitted,

THE COMPENSATION COMMITTEE

Richard B. Madden, Chairman
John D. Roach
William D. Walsh

23.

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee is comprised of three non-employee directors: Mr. Madden, Mr. Roach and Mr. Walsh. No member of the Compensation Committee is, or was, formerly one of our officers or employees. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

24.

Executive Compensation

     The following tables set forth certain information regarding the salary and benefits paid for services rendered to us and our subsidiaries during each of the three most recent fiscal years and options granted by us in the most recent fiscal year to our Chief Executive Officer and our four most highly compensated executive officers (other than the Chief Executive Officer) (the “Named Executives”).

Summary Compensation Table

						Long-Term Compensation
									Pay-
		Annual Compensation				Awards (1)			outs
								Securities
				Other Annual		Restricted		Underlying	LTIP	All Other
Name and Principal		Salary	Bonus	Compen-		Stock Awards		Options/	Pay-	Compen-
Position	Year	($)	($)	sation ($)(2)		($)(3)		SARs (#)	outs ($)	sation ($)(4)
Martin M. Koffel	2004	$900,016	$900,016	$26,400		$3,246,250	(5)	0	$0	$66,792	(8)
Chairman of the	2003	857,706	0	26,400		2,212,000	(6)	0	0	73,437
Board; Chief	2002	800,407	0	26,400		1,803,750	(7)	105,000	0	81,648
Executive Officer;
President

Kent P. Ainsworth	2004	$450,029	$292,519	$24,000		$1,918,800	(9)	0	$0	$3,193	(11)
Executive Vice	2003	425,027	0	24,738		0		0	0	1,954
President; Chief	2002	426,706	0	14,738		601,250	(10)	50,000	0	4,956
Financial Officer;
Secretary

Gary V. Jandegian	2004	$425,027	$219,820	$12,816	(12)	$389,550	(14)	15,000	$0	$3,130	(16)
President, URS	2003	304,069	27,286	24,420	(13)	375,600	(15)	40,000	0	1,902
Division	2002	221,998	0	1,187		0		25,000	0	4,848

George R. Melton	2004	$500,032	$643,827	$12,068	(18)	$649,250	(19)	40,000	$0	$1,001,876	(21)
(17)	2003	500,011	364,008	15,000		0		0	0	8,280
President, EG&G	2002	74,617	637,941	2,308		568,000	(20)	50,000	0	754
Division

Irwin L. Rosenstein	2004	$1,325,032	$0	$11,940		$0		0	$0	$21,715	(22)
Chairman, URS	2003	500,032	32,100	11,063		0		0	0	20,679
Division	2002	500,032	0	7,500		0		50,000	0	22,274

(1)	Messrs. Koffel, Ainsworth, Jandegian, Melton and Rosenstein may have disposed of shares of our common stock, both in cashless transactions with us and in market transactions, in connection with exercises of stock options, the vesting of restricted stock and the payment of withholding taxes due with respect to such exercises and vesting. Messrs. Koffel, Ainsworth, Jandegian, Melton and Rosenstein and other officers of URS may continue to dispose of shares of our common stock in this manner and for similar purposes.

(2)	The amounts in this column include the aggregate incremental cost of the company of providing automobile allowances or taxable compensation for the use of company-provided automobile unless otherwise qualified by a footnote.

(3)	The aggregate number and value as of October 31, 2004 of each of the Named Executive’s restricted share holdings were as follows: Mr. Koffel, 216,666 shares, $5,979,982; Mr. Ainsworth, 92,500 shares, $2,553,000; Mr. Jandegian, 31,250 shares, $862,500; Mr. Melton, 37,500 shares,

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$1,035,000; and Mr. Rosenstein, 0 shares, $0. Dividends will be paid on such restricted stock only if and when declared on our common stock.

(4)	The amounts in this column include the aggregate incremental cost of the company to provide such benefit.

(5)	Mr. Koffel was granted the right to receive 75,000 shares of restricted stock and 50,000 shares of restricted stock units on July 12, 2004, all of which are scheduled to vest on July 12, 2005.

(6)	Mr. Koffel was granted the right to receive 100,000 shares of restricted stock on September 5, 2003, one-third of which is scheduled to vest on each of September 5, 2004, 2005 and 2006.

(7)	Mr. Koffel was granted the right to receive 75,000 shares of restricted stock on July 15, 2002, one-third of which is scheduled to vest on each of July 15, 2003, 2004 and 2005.

(8)	Consists of a matching contribution of $2,050 paid to a defined contribution plan, a $1,063 inflation adjustment (based on a cost of living index) to amounts previously credited under the Selected Executives Deferred Compensation Plan and $63,679 of life and disability insurance premiums, including a gross-up for income taxes on such premiums, paid pursuant to Mr. Koffel’s employment agreement.

(9)	Mr. Ainsworth was granted the right to receive 40,000 shares of restricted stock on November 17, 2003, one-fourth of which is scheduled to vest on each of November 17, 2004, 2005, 2006 and 2007 and was also granted the right to receive 40,000 shares of restricted stock on July 12, 2004, one-fourth of which is scheduled to vest on each of July 12, 2005, 2006, 2007 and 2008.

(10)	Mr. Ainsworth was granted the right to receive 25,000 shares of restricted stock on July 15, 2002, one-fourth of which is scheduled to vest on each of July 15, 2003, 2004, 2005 and 2006.

(11)	Consists of a matching contribution of $2,050 paid to a defined contribution plan and $1,143 of life and disability insurance premiums.

(12)	Consists of $3,170 for taxable automobile mileage reimbursement, $3,060 for taxable parking and $6,586 related to taxable moving expenses.

(13)	Consists of $2,550 for taxable compensation for the use of a company-provided automobile, $13,000 for temporary living expenses and $8,870 related to taxable moving expenses.

(14)	Mr. Jandegian was granted the right to receive 15,000 shares of restricted stock on July 12, 2004, one-fourth of which is scheduled to vest on each of July 12, 2005, 2006, 2007 and 2008.

(15)	Mr. Jandegian was granted the right to receive 20,000 shares of restricted stock on June 12, 2003, one-fourth of which is scheduled to vest on each of June 12, 2004, 2005, 2006 and 2007.

(16)	Consists of a matching contribution of $2,050 paid to a defined contribution plan and $1,080 of life and disability insurance premiums.

(17)	Mr. Melton resigned from the Company effective November 19, 2004.

(18)	Consists of $12,000 for an automobile allowance and $68 for personal travel expenses.

(19)	Mr. Melton was granted the right to receive 15,000 shares of restricted stock on November 17, 2003 (the “November Award”), all of which were scheduled to vest on November 17, 2006 and was also granted the right to receive 10,000 shares of restricted stock on July 12, 2004 (the “July Award”), one-fourth of which was scheduled to vest on each of July 12, 2005, 2006, 2007 and 2008. Following Mr. Melton’s resignation on November 19, 2004, all 15,000 unvested shares

26.

under the November Award and all 10,000 unvested shares under the July Award were cancelled and returned to the 1999 Incentive Plan.

(20)	Mr. Melton was granted the right to receive 25,000 shares of restricted stock on August 22, 2002, one-fourth of which was scheduled to vest on each of August 22, 2003, 2004, 2005 and 2006. Following Mr. Melton’s resignation on November 19, 2004, 12,500 vested shares were issued to Mr. Melton and the remaining 12,500 unvested shares were cancelled and returned to the 1999 Incentive Plan.

(21)	Consists of a $1,000,000 cash severance payment Mr. Melton was eligible to receive upon the voluntarily resignation of his employment, paid pursuant to Mr. Melton’s employment agreement and $1,876 of life and disability insurance premiums.

(22)	Consists of a matching contribution of $2,050 paid to a defined contribution plan, a $2,205 inflation adjustment (based on a cost of living index) to amounts previously credited under the Selected Executives Deferred Compensation Plan and $17,460 of life and disability insurance premiums, including a gross-up for income taxes on such premiums, paid pursuant to Mr. Rosenstein’s employment agreement.

27.

Option/SAR Grants in Last Fiscal Year

     We grant options to our executive officers under our 1999 Incentive Plan. Prior to October 12, 1999, we granted options to our executive officers under our 1991 Incentive Plan. As of January 28, 2005, options to purchase a total of 5,256,234 shares were outstanding under both the 1999 Incentive Plan and the 1991 Incentive Plan. No shares remain available for grant under the 1991 Incentive Plan, and options to purchase 1,233,000 shares remain available for grant under the 1999 Incentive Plan as of January 28, 2005. Options to purchase a total of 1,756,671 shares were granted to employees in fiscal year 2004.

	Individual Grants
					Potential Realizable
	Number of	% of Total			Value at Assumed
	Securities	Options/			Annual Rates of
	Underlying	SARs	Exercise		Stock Price
	Options/	Granted to	Or Base		Appreciation for
	SARs	Employees in	Price	Expiration	Option Term
Name	Granted (#)	Fiscal Year	($/Sh)	Date	5% ($)	10% ($)
Mr. Koffel	0	0%	$0	—	$0	$0

Mr. Ainsworth	0	0%	0	—	0	0

Mr. Jandegian	15,000	*	25.97	7/12/2014	244,986	620,842

Mr. Melton	30,000	1.71%	22.00	11/17/2013	415,070	1,051,870
	10,000	*	25.97	7/12/2014	163,324	413,895

Mr. Rosenstein	0	0%	0	—	0	0

*	Less than one percent.

Aggregated Option/SAR Exercises in Last Fiscal Year, and FY-End Option/SAR Values

			Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Options/SARs at	Options/SARs at
			FY-End (#)	FY-End ($)(1)
	Shares Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise (#)	Realized ($)	Unexercisable	Unexercisable
Mr. Koffel	65,000	$1,396,700	815,000	$7,710,665
			35,000	124,250
Mr. Ainsworth	10,000	216,880	284,133	2,505,992
			16,667	59,168
Mr. Jandegian	0	0	62,834	547,803
			31,666	254,111
Mr. Melton	0	0	22,500	117,000
			67,500	311,300
Mr. Rosenstein	105,000	742,067	63,333	255,432
			16,667	59,168

(1)	Based on 2004 fiscal year-end share price equal to $27.60.

28.

Equity Compensation Plan Information

     The table presented below contains certain information about our equity compensation plans, which consist of the 1991 Incentive Plan and the 1999 Incentive Plan. When the 1999 Incentive Plan was approved, the remaining shares available for grant under the 1991 Incentive Plan were added to the 1999 Incentive Plan. The 1999 Incentive Plan contains an automatic reload feature, which allows us to increase the shares available for future issuance. The number of shares to be reloaded annually equals the lesser of 5% of our common stock outstanding as of July 1 or 1.5 million shares of our common stock for each year through 2009.

			Number of Securities Remaining
	Number of Securities to be		Available for Issuance Under
	Issued Upon Exercise of		Equity Compensation Plans
	Outstanding Options,	Weighted-Average Exercise	(excluding securities reflected in
	Warrants and Rights	Price of Outstanding Options,	column (a))
	(in thousands)	Warrants and Rights	(in thousands)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,616	$20.79	1,228

Equity compensation plans not approved by security holders	0	0	0

Total	5,616	$20.79	1,228

29.

Employment Agreements

Martin M. Koffel

Mr. Koffel executed an employment agreement with us in 1991, which was amended in 1998, 1999 and 2003, pursuant to which he received an annual base salary, target bonus and other compensatory benefits and severance arrangements. The employment agreement currently provides an annual base salary of $950,000 and a target bonus percentage equal to 120% of his base salary, both subject to increase at the discretion of the Compensation Committee. The employment agreement also provides a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments due Mr. Koffel are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Code (an “Excise Tax Gross-Up Payment”). Mr. Koffel also is reimbursed for the cost of term life insurance with a face amount equal to up to four times his base salary and a tax gross-up payment to offset his cost of all income and employment taxes imposed because of that reimbursement.

Severance Provisions

Under the terms of Mr. Koffel’s employment agreement, if Mr. Koffel voluntarily resigns prior to age 65, we will pay Mr. Koffel a severance payment of $2,500,000 and extend the exercise period of all of his options for a period of 36 months. If Mr. Koffel voluntarily resigns on or after age 65 but before the Retirement Date (as defined below), we will pay Mr. Koffel a severance payment of $5,000,000 and we will extend the exercise period of all of his options for a period of 36 months. If Mr. Koffel dies or is disabled prior to age 65, we will pay Mr. Koffel a severance payment of $5,000,000, we will extend the exercise period of all of his options for a period of 36 months and we will accelerate the vesting of all his unvested stock awards (whether granted before or after the execution of the employment agreement). If Mr. Koffel retires on the Retirement Date or if we terminate his employment for any reason other than cause prior to the Retirement Date, we will pay Mr. Koffel a severance payment of $5,000,000, we will extend the exercise period of all of his options for a period of 36 months and we will accelerate the vesting of all his unvested stock awards (whether granted before or after the execution of the employment agreement). If Mr. Koffel voluntarily resigns or is terminated by us within two years following a Change in Control (as defined below), we will pay Mr. Koffel a severance payment equal to three times the sum of his base salary plus his target bonus, we will extend the exercise period of all of his options for a period of 36 months, we will accelerate the vesting of all his unvested stock awards (whether granted before or after the execution of the employment agreement) and Mr. Koffel will be eligible for an Excise Tax Gross-Up Payment. In addition, during the 18-month period following Mr. Koffel’s termination for any reason, Mr. Koffel and his spouse will be entitled, at our expense, to participate in the insurance programs maintained by us, including life, disability and health insurance programs. In the event of Mr. Koffel’s death during any such 18-month period, we will extend the insurance coverage benefit to Mr. Koffel’s spouse for the duration of the 18-month period.

The “Retirement Date” is defined in Mr. Koffel’s employment agreement to mean the last day of our fiscal year that includes April 4, 2006, or such later date as we and Mr. Koffel mutually agree.

A “Change in Control” is defined in Mr. Koffel’s employment agreement to mean:

•	a change in control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act;

•	two-thirds or more of our directors not having served on the Board for 24 months prior to the change in control; or

•	any person acquiring 20% or more of our voting power, other than:

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•	the beneficial ownership by any person of 20% or more but less than a majority of our voting power if that beneficial ownership was acquired in the ordinary course of that person’s business and not with the purpose or effect of changing or influencing the control of URS and that person is eligible to file a short form statement on Schedule 13G under Rule 13d-1 under the Exchange Act regarding its beneficial ownership;

•	the beneficial ownership by Blum Capital Partners, L.P. or its affiliates unless or until either alone or as a member of a group within the meaning of Section 13(d) of the Exchange Act, they beneficially own an aggregate of over 25% of our voting power; or

•	the beneficial ownership by TCG Holdings, L.L.C. or its affiliates unless or until either alone or as a member of a group within the meaning of Section 13(d) of the Exchange Act, they beneficially own an aggregate of over 25% of our voting power.

In addition, equity grants awarded to Mr. Koffel in 2002 and 2004 provide for accelerated vesting in the event of a “Change in Control” as defined above.

Supplemental Executive Retirement Plan

In 1999, our Board approved special supplemental compensation for Mr. Koffel to recognize his significant contributions to our growth and success during the previous decade, to induce him to continue as our Chief Executive Officer through his then expected retirement at age 65 and to create incentives for him to continue to increase stockholder value. This special supplemental compensation included, among other things, a supplemental executive retirement plan (“SERP”). In September 2003, the SERP was amended to provide Mr. Koffel with an annual lifetime retirement benefit. Benefits are based on Mr. Koffel’s final average annual compensation and his age at the time of his employment termination. “Final average compensation” means the higher of (1) the sum of Mr. Koffel’s base salary plus target bonus established for him under our incentive compensation program during the consecutive 36 months in his final 60 months of employment in which that average was the highest and (2) $1,600,000. Estimated annual benefits are as follows:

Final Average			67
Compensation	65	66	or Older
$1,600,000	$800,000	$880,000	$960,000
$1,650,000	$825,000	$907,500	$990,000
$1,700,000	$850,000	$935,000	$1,020,000
$1,750,000	$875,000	$962,500	$1,050,000
$1,800,000	$900,000	$990,000	$1,080,000
$1,850,000	$925,000	$1,017,500	$1,110,000

As of October 31, 2004, Mr. Koffel had attained the age of 65, and his final average compensation was $1,705,419.

Benefits under the SERP shown in the above table are computed on the basis of an annuity for the life of Mr. Koffel, with a guarantee of payments for at least ten years. The SERP provides for an offset for Social Security benefits to which Mr. Koffel becomes entitled, but these offsets are not reflected in the table. Mr. Koffel also may elect to receive his SERP benefits in the form of a lump sum payment upon his retirement. The SERP also provides that Mr. Koffel and his spouse will be entitled to participate in our life, disability and health insurance programs at group rates for the remainder of their lives.

31.

Under the terms of the SERP, if Mr. Koffel’s employment is terminated (1) by us within thirteen months of the Change in Control, (2) by us following a potential Change in Control and within six months prior to a Change of Control or (3) by Mr. Koffel within two years following a Change in Control, then Mr. Koffel’s retirement benefit will be calculated as if his age at time of termination was 67. In addition, we are obligated to deposit into a “rabbi trust” the lump sum value of the retirement benefit to which Mr. Koffel would be entitled.

The conversion of 100,000 shares of our Series D Preferred Stock into 2,106,674 shares of our common stock in January 2003 (the “Series D Conversion”) resulted in a Change in Control under the terms of the original SERP and consequently we became obligated to fund a rabbi trust with approximately $8.9 million. However, following the Series D Conversion, Mr. Koffel agreed to defer this funding obligation and consequently we will not be obligated to fund the rabbi trust unless and until Mr. Koffel gives us 15 days’ prior notice to do so, or until his death or the termination of his employment for any reason.

Kent P. Ainsworth

Mr. Ainsworth executed an evergreen employment agreement with us in September 2000, as amended in August 2003 and 2004, under which he receives an annual base salary determined by the Compensation Committee based on relevant factors outlined in their Compensation Committee Report above. Mr. Ainsworth’s current base salary is $465,000 and his target bonus percentage is at least 75% of his base salary.

Severance and Termination Provisions

If we terminate Mr. Ainsworth’s employment for any reason other than cause or his death or disability, or if he voluntarily resigns his employment for certain specified reasons, we will pay a severance payment equal to 100% of his base compensation as in effect on the date his employment is terminated. He also will be credited with one additional year of service under certain of our executive compensation programs.

Mr. Ainsworth is entitled to a Change in Control (as defined below) severance payment of 200% of the sum of his then-current base salary and target bonus if, within six months after a Change in Control, Mr. Ainsworth voluntarily resigns his employment for certain specified reasons or is terminated by us for any reason. Mr. Ainsworth also is entitled to the Change in Control severance payment if he voluntarily resigns his employment for any reason within the 30-day period following the date six months from the date of the Change in Control. All awards held by Mr. Ainsworth under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change in Control. The employment agreement also provides for an Excise Tax Gross-Up Payment to Mr. Ainsworth.

A “Change in Control” is defined in Mr. Ainsworth’s employment agreement to mean:

•	a change in control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act;

•	any person acquiring 20% or more of our voting power; or

•	two-thirds or more of our directors not having served on the Board for 24 months prior to the change in control.

In addition, the Series D Conversion resulted in a Change in Control under Mr. Ainsworth’s employment agreement, entitling him to the severance benefits described above in the event his employment is terminated and to accelerated vesting of all his equity grants awarded prior to 2002.

32.

Equity grants awarded to Mr. Ainsworth in 2002 and 2004 provide for vesting acceleration in the event of a “Change in Control” as defined above with respect to Mr. Koffel’s employment agreement.

Gary V. Jandegian

Mr. Jandegian, President, URS Division, executed an evergreen employment agreement with us in January 2004, under which he receives an annual base salary determined by the Compensation Committee based on relevant factors outlined in their Compensation Committee Report above. Mr. Jandegian’s current base salary is $450,000 and his target bonus percentage is at least 75% of his base salary.

Severance and Termination Provisions

If we terminate Mr. Jandegian’s employment for any reason other than cause or his disability, or if he voluntarily resigns his employment for certain specified reasons, we will pay a severance payment equal to 100% of his base compensation as in effect on the date his employment is terminated.

Mr. Jandegian is entitled to a Change in Control (as defined below) severance payment of 200% of his then-current base salary if, within one year after a Change in Control, Mr. Jandegian voluntarily resigns his employment for certain specified reasons or is terminated by us for any reason other than cause or his disability. All awards held by Mr. Jandegian under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change in Control. The employment agreement also provides for an Excise Tax-Gross Up Payment to Mr. Jandegian.

A “Change in Control” is defined in Mr. Jandegian’s employment agreement to mean any person acquiring 50% or more of our voting power.

George R. Melton

Mr. Melton resigned as President, EG&G Division on November 19, 2004. Pursuant to Mr. Melton’s employment agreement, his base salary for fiscal year 2004 was $500,000 and his target bonus percentage was at least 80% of his base salary.

Severance and Termination Provisions

Following Mr. Melton’s resignation, the terms of his employment agreement entitled him to a $1,000,000 cash severance payment and eligibility for a period of one year to continued dental and health insurance reimbursement under COBRA and group long-term disability and basic term life insurance coverage. We estimate that the cost of covering Mr. Melton’s dental, health and long-disability coverage for the one year period will be approximately $12,065.

In addition, URS, through its wholly owned subsidiary EG&G Technical Services, Inc., maintains a noncontributory pension plan (the “EG&G Plan”) under which eligible EG&G employees receive annual retirement benefits at their normal retirement age, which is calculated based on the employee’s year of birth. Under the EG&G Plan, annual retirement benefits are generally calculated on the basis of a straight life annuity according to the following formula: the sum of (a) the participant’s accrued benefits determined as of December 31, 2003 (calculated as .85% of average annual compensation multiplied by the number of years of credited service, plus .75% of average annual compensation in excess of the social security tax base multiplied by the number of years of credited service) and (b) .65% of annual compensation for the year of calculation, plus an additional .65% of such annual compensation in excess of 1/2 of social security taxable wages. Compensation for purposes of the EG&G Plan generally means regular base salary (including deferrals made under our 401(k) plan, Section 125 flexible benefit plan and qualified transportation fringe benefit plan), commissions and severance pay, but excludes bonus, overtime pay, incentive pay reimbursements or other expense allowances or other adjustments, fringe benefits and any other type of special or nonrecurring pay. At the time of his resignation, Mr. Melton was

33.

credited with 4.1 years of service under the EG&G Plan and we estimate that he will be eligible at age 66 to receive $11,060 per year in retirement benefits.

Irwin L. Rosenstein

Mr. Rosenstein executed an evergreen employment agreement with URS Corporation Consultants, Inc. in October 2000 under which he received an annual base salary and a target bonus that included a number of severance and change of control provisions. In July 2003, Mr. Rosenstein executed a new employment agreement with us superceding his October 2000 employment agreement. Under Mr. Rosenstein’s 2003 employment agreement, his current base salary is $500,000 and he is not eligible to receive a bonus. In addition, in exchange for surrendering existing rights to change in control and severance provisions and the elimination of a target bonus after our 2003 fiscal year, Mr. Rosenstein is provided the right to receive supplemental bi-weekly payments from November 2003 through October 2005 in the aggregate amount of $1,650,000.

Severance and Termination Provisions

If we terminate Mr. Rosenstein’s employment for any reason other than cause or if he dies or is disabled before October 2005, we will be obligated to pay the full remaining amount of the supplemental payments. In addition, following Mr. Rosenstein’s retirement on October 2005 or upon an earlier termination by us without cause or due to his disability, then Mr. Rosenstein will also be eligible for an additional year of vesting on his existing restricted stock and stock options, an extension of the exercise date of his stock options by up to three years and continued group insurance for one year. The agreement also provides for Excise Gross Tax Payment to Mr. Rosenstein.

34.

Performance Measurement Comparison(1)

     The following chart compares the cumulative total stockholder returns from a $100 investment in our common stock for the last five fiscal years compared to the cumulative return of the Standard & Poor’s 600 SmallCap Index (the “600 Index”) and the Standard & Poor’s 1500 Supercomposite Construction and Engineering Component Index (the “Engineering Index”)(2). We believe that the 600 Index is an appropriate independent broad market index since it measures the performance of companies with smaller market capitalizations. In addition, we believe that the Engineering Index is an appropriate independent industry index since it measures the performance of construction and engineering companies.

(1)	This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2)	The Engineering Index contains the following public companies: Fluor Corporation, Jacobs Engineering Group Inc., Dycom Industries, Inc., Quanta Services, Inc., Granite Construction Inc., URS Corporation, The Shaw Group Inc., EMCOR Group, Inc., and Insituform Technologies, Inc.

35.

Other Matters

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on these matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Kent P. Ainsworth Kent P. Ainsworth, Secretary

February 18, 2005

36.

PROXY

URS CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 22, 2005

The undersigned hereby appoints Kent P. Ainsworth and Joseph Masters, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of URS Corporation that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of URS Corporation to be held on Tuesday, March 22, 2005, at the offices of Cooley Godward llp, One Maritime Plaza, 20th Floor, San Francisco, California 94111, at 9:30 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless you indicate otherwise, this Proxy will be voted for the nominees listed in Proposal 1 as more specifically described in the proxy statement. If specific instructions are indicated, this proxy will be voted in accordance with your instructions.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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The board of directors recommends a vote for the nominees for director listed below.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR all nominees listed below (except as marked to the contrary below).	WITHHOLD AUTHORITY to vote for all nominees listed below.
Proposal 1:	To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.	☐	☐

Nominee:	(01) H. Jesse Arnelle, (02) Betsy J. Bernard, (03) Richard C. Blum, (04) Armen Der Marderosian, (05) Mickey P. Foret, (06) Martin M. Koffel, (07) Joseph W. Ralston, (08) John D. Roach, (09) William D. Walsh

To withhold authority to vote for any nominee(s), write such nominee(s)’ name(s) below:

Please vote, date and promptly return this proxy in the enclosed return envelope that is postage prepaid if mailed in the United States.
WILL ATTEND
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Signature	Signature	Date	, 2005

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

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